Exhibit 99.2

Form 3 Supplemental Joint Filer Information

Name:	Path Spirit Limited

Address:	10 Norwich Street
London EC4A 1BD
United Kingdom

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Horizon Technology Finance Corporation [HRZN]

Date of Event Requiring Statement:	10/28/2010

Path Spirit Limited

By: /s/ Arthur F. Coady, Director